NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                         TO BE HELD MAY 9, 1995



TO THE SHAREHOLDERS OF INCSTAR CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Shareholders' Meeting of INCSTAR Corporation will be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402, on Tuesday, May 9, 1995, at 3:30 p.m. local time for the purpose of considering and acting upon:

         1.   The election of a Board of Directors.

         2. Such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record on March 20, 1995, are the only persons entitled to notice of, and to vote at, the meeting. In addition to voting on these matters at the meeting, we will review recent operations and plans for growth.

    WHETHER YOU CAN BE PRESENT AT THE MEETING OR NOT, PLEASE PROMPTLY COMPLETE AND RETURN THE ENCLOSED PROXY CARD. FOR YOUR CONVENIENCE, A RETURN ENVELOPE IS ENCLOSED.

               By Order of the Board of Directors



               J. Andrew Herring
               Secretary
April 7, 1995

                             PROXY STATEMENT


     The enclosed proxy is solicited by the Board of Directors of INCSTAR Corporation (the "Company") in connection with the Annual Shareholders' Meeting of the Company to be held on May 9, 1995, and any adjournments thereof (the "Meeting"). The costs of solicitation are being paid by the Company.

     A proxy may be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company or by filing a new written appointment of a proxy with the Secretary of the Company. Unless so revoked, all properly executed proxies will be voted in accordance with the instructions indicated on such proxies. Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

     Only shareholders of record at the close of business on March 20, 1995, may vote at the Meeting or any adjournment thereof. As of that date, there were issued and outstanding 16,362,477 shares of Common Stock of the Company, the only class of securities of the Company entitled to vote at the Meeting. Each shareholder of record is entitled to one vote for each share registered in his or her name as of the record date. This Proxy Statement and accompanying form of Proxy will be first mailed to shareholders on or about April 7, 1995.

     The Company's Annual Report to Shareholders is being furnished to each shareholder with this Proxy Statement.

                     BENEFICIAL OWNERSHIP OF SHARES

     The following information is furnished as of March 4, 1995, to indicate beneficial ownership of the Common Stock of the Company by each director, nominee and certain executive officers, individually, and all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed have sole voting and investment power of such shares.

                                Amounts and Nature
                                   of Beneficial           Percent of
  Name of Beneficial Owner          Ownership(1)(2)    Outstanding Shares
D. Ross Hamilton                      138,776                  *

John J. Booth                         102,405                  *

George Wellock                         28,333                  *

Gerald L. Majewski, Ph.D.              28,333                  *

Michael W. Steffes, M.D.,              21,233                  *
Ph.D.

George A. Dixon                        14,333                  *

Ennio Denti                            13,333                  *

Umberto Rosa                           13,333                  *

Vittorio Vellano                       13,333                  *

Franco Fornasari                        ---                    *

Pierre Galletti                         ---                    *

Ezio Garibaldi                          ---                    *

Carlo Vanoli                            ---                    *

All directors and executive
officers as a group (15               385,546                 2.3%
persons)

* Less than 1%

(1) Includes the following shares held by wives or children: Mr. Hamilton, 34,608 shares; Mr. Booth, 385 shares; Dr. Steffes, 1,600 shares; and all directors and executive officers as a group, 37,077 shares.

(2) Includes the following shares which could be acquired within 60 days upon exercise of options: Mr. Hamilton, 13,333 shares; Mr. Booth, 71,667 shares; Mr. Wellock, 28,333 shares; Dr. Majewski, 18,333 shares; Dr. Steffes, 13,333 shares; Mr. Dixon, 13,333 shares; Dr. Denti, 13,333 shares; Prof. Rosa, 13,333 shares; Mr. Vellano, 13,333 shares; and all directors and executive officers as a group, 203,481 shares.

    Principal Shareholders

     The following information indicates the identity of each person or group known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, the only class of security entitled to vote at the meeting. Except as otherwise indicated, the persons listed have sole voting and investment power of such shares.

                                            Amount and           Percent of
                                            Nature of           Outstanding
Name and Address of Beneficial Owner   Beneficial Ownership        Shares
Biofin Holding International B.V.          9,239,211(2)            53.9%
    ("BFHI") (1)
  Locatellikade
  Amsterdam, Holland

Kopp Investment Advisors                   1,086,290(3)              6.6%
  6600 France Avenue South
  Suite 672
  Edina, MN 55435

(1) A subsidiary of Sorin Biomedica S.p.A. ("Sorin") and an indirect subsidiary of the Fiat Group ("Fiat").

(2) Includes a currently exercisable warrant to purchase 730,720 shares to maintain an approximate 51% majority ownership interest in the Company.

(3) As of December 31, 1994. A Schedule 13G filed by the investment advisor indicates that the advisor has sole power of disposition with respect to the shares.

                          ELECTION OF DIRECTORS

Nominees
     The number of directors of the Company is currently set at ten. The Board of Directors recommends the election of the individuals named below to serve as directors until the next Annual Shareholders' Meeting or until their successors are elected and qualified. Nine nominees are currently Directors of the Company and one has not previously served on the Board. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of the nominees named. Assuming that a quorum is present, a director candidate must receive the vote of a majority of the voting power of the shares present in order to be elected. In the unlikely event that any one or more of the nominees are not available for election at the Meeting, the persons named as proxies will vote for such other person or persons as the Board of Directors may designate.

Name                    Principal Occupation and Other Information

Pierre M. Galletti     Chairman  of  the  Board  since March 1995,  age 67.
M.D., Ph.D.            Dr.  Galletti  was  Vice  President  and  CEO  of  the
                       Brown  University Division of Biology and Medicine  from
                       1972  to  1991.  He retired from this position  in  1991
                       and  is  currently a University Professor and  Professor
                       of  Medical  Science at Brown University.  Dr.  Galletti
                       is a Fellow of the American College of Cardiology and  a
                       Founding  Fellow of the American Institute  for  Medical
                       and  Biological  Engineering.  He  is  also  a  Founding
                       Scientist  and currently chairs the Scientific  Advisory
                       Board  of CytoTherapeutics, Inc., Providence,  RI.   Dr.
                       Galletti is a director of Sorin in Turin, Italy, and of Sorin Biomedical, Inc. in Irvine, CA.

John J. Booth          Director,   President  and  Chief  Executive  Officer
                       since September 1994, age 40. Senior Vice President  and
                       Chief Financial Officer from May 1992 to September  1994
                       and Vice President of Finance and Administration from 1989 to 1992. Mr. Booth was Vice President, Controller and Secretary of Clinical Sciences, Inc. ("CSI") prior to joining the Company in 1989.


Ennio Denti            Director   since   December   1989,  Chairman  from
                       December  1989 to September 1994, age 63.  Dr. Denti  is
                       President  and CEO of SNIARICERCHE S.p.A., the  research
                       and  development company of SNIA BPD Group.   Dr.  Denti
                       was  General Manager of Sorin from 1990 to  1992.   From
                       1981  to 1990, he was Vice President of External Affairs
                       of  Sorin.   Dr. Denti is also a director  of  Conbiotec
                       S.p.A.,  an affiliate of Sorin involved in research  and
                       development  activities relating to medical diagnostics,
                       and  director  of  R.I.C.E. Friuli  S.p.A.,  a  research
                       company  affiliated with SNIA BPD involved  in  research
                       in  the  fine  chemistry field.  Prior to December  1989
                       Dr. Denti was Chairman of the Board of CSI.

George H. Dixon        Director  since  February  1987,  age 74.   Prior   to
                       his retirement in November 1985, Mr. Dixon held various management positions with First Bank System, Inc., including Chairman and Chief Executive Officer from
                       November 1983 to November 1985. Mr. Dixon is also a director of Toro Credit Company.

Franco Fornasari       Director   nominee,   age   44.   Mr.  Fornasari  is
                       Executive  Vice President of Fiat U.S.A., Inc.   He  was

                       Vice  President for International Trade at Fiat  S.p.A.,
                       from 1990 to 1995 and has served as Secretary General of the International Advisory Board of Fiat S.p.A. since March 1994. From 1985 to 1990, Mr. Fornasari held a variety of positions with the World Bank Organization.

Ezio Garibaldi         Director   since   September   1994,  age  57.   Mr.
                       Garibaldi   has  been  President  and  Chief   Executive
                       Officer of Sorin Biomedica Group, the biomedical sector of SNIA BPD, since 1990.

D. Ross Hamilton       Director  since   December   1989,  age   57.    Mr.
                       Hamilton was a director of CSI.  He is President  and  a
                       director   of   Hamilton  Research  Inc.,  a   financial
                       consulting  firm.   He  is also  a  director  of  Luther
                       Medical Products, Inc., a medical device company, and Belen, Inc., a natural resource company.

Umberto Rosa           Director   since  December  1989, age 61.   Professor
                       Rosa  has  been the Chief Executive Officer of SNIA  BPD
                       S.p.A.,  a  chemical  group controlled  by  Fiat,  since
                       1990.  Prior to that he was Chief Executive Officer  and
                       General  Manager  of  Sorin.   Professor  Rosa  is  also
                       President  of  BFHI  and  Executive  Vice  President  of
                       Technobiomedica   S.p.A.,   a   biotechnology   research
                       holding company. He is also a member of the Board of Directors of Tecnogen S.p.A., a biotechnology research company, and President of SNIA Fibre S.p.A., a nylon fibers manufacturer.

Michael W. Steffes,    Director   since   September   1984,  age  51.    Dr.
M.D., Ph.D.            Steffes   served  as  the  Director  of   Clinical
                       Laboratories at the University of Minnesota Hospital from October 1984 to July 1992 and has been a Professor in the Department of Laboratory Medicine and Pathology at the University of Minnesota since 1981.

Carlo Vanoli           Director  since  September  1994,  age  45.   Mr.
                       Vanoli  is  Vice  President of Corporate Development  of
                       SNIA  BPD.  Prior to that, he was President and  CEO  of
                       Sorin  Biomedical Inc., in Irvine, CA from 1992 to  1994
                       and   Strategic   Planning   Manager   of   merger   and
                       acquisition activities for SNIA BPD from 1987 to 1992.


Meetings and Committees of the Board of Directors
     The Board of Directors held four meetings during the year ended December 31, 1994. Except for Messrs. Rosa and Vellano, each director attended at least

75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he served.

    The Board of Directors has an Audit Committee and a Compensation Committee.

     During the year ended December 31, 1994, the Audit Committee was comprised of Mr. Dixon, Mr. Hamilton and Mr. Vellano. It held two meetings during the year. The Audit Committee recommends to the full Board of Directors the selection of independent accountants, reviews the activities and reports of the Company's independent accountants and performs such other duties as may be authorized by the Board of Directors.

     During the year ended December 31, 1994, the Compensation Committee was comprised of Mr. Vanoli, Mr. Dixon, Mr. Hamilton, Dr. Steffes and Mr. Vellano. The Compensation Committee held three meetings during the year; Mr. Vellano was unable to attend these meetings. As set forth more fully in its report below, the Compensation Committee reviews salaries, stock options and bonus and compensation plans and performs such other duties as may be authorized by the Board of Directors.

     The Company does not have a nominating committee. The Board of Directors will consider nominees for the position of director who are recommended by the Company's shareholders. Any such recommendations may be submitted in writing to the Secretary of the Company.

Compensation of Directors
     The Company pays all directors who are not affiliated with Fiat an annual retainer of $10,000. Fiat-affiliated directors receive no annual retainer. In addition, directors are paid $500 for each meeting of the Board of Directors or any committee attended, plus the expense of attendance in the case of non-employee directors who are not affiliated with the Fiat Group. Upon election to the Board of Directors, each director is granted a nonqualified stock option to purchase 10,000 shares of the Company's Common Stock at the then fair market value; these options vest over a three-year period and expire on the fifth anniversary of the date of grant.

Certain Transactions
     The Company has an agreement with Fiat Finance U.S.A., Inc., an affiliate of the Company, pursuant to which the Company may borrow up to $4,000,000 at an interest rate of LIBOR plus 1.00%. At December 31, 1994, the Company had no borrowings outstanding pursuant to the agreement. The Company also has a long-term note payable to Fiat Finance U.S.A., Inc. due December 1996. This note was originally in the amount of $7,500,000 and had a balance outstanding at December 31, 1994, of $4,020,000. The total amount of interest paid to Fiat Finance U.S.A., Inc. in 1994 for all of such borrowings was $312,000.

     Pursuant to two distributorship agreements between the Company and Sorin, which provide for the distribution by the Company and Sorin of certain of each other's diagnostic products in specified areas, the Company had product sales to and product purchases from Sorin in the amounts of $6,903,000 and $1,248,000, respectively, for the year ended December 31, 1994. Pursuant to an agreement entered into in connection with the acquisition of the Clinical Assays products from Baxter International, Inc., the Company also accrued royalties to Sorin of $176,000 during the year ended December 31, 1994.

                    COMPENSATION COMMITTEE REPORT ON
                         EXECUTIVE COMPENSATION

Overview
     The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee also administers all aspects of the Company's executive compensation program, including all of the Company's employee benefit plans. The Committee is composed of independent directors of the Company, two of whom are officers of Fiat or its affiliates and three of whom are not affiliated with the Company or Fiat.

     The components of the Company's executive compensation program include (a) base salaries, (b) annual cash bonuses (c) stock options, and (d) miscellaneous fringe benefits comparable to those of similar size companies.

Officer Cash Compensation

     The Company has a written employment and noncompetition agreement with its Chief Executive Officer, Mr. Booth. This agreement provides for employment at a set base salary that must be adjusted each year to reflect cost of living increases as indicated by changes in the consumer price index and that may be increased to reflect promotions (as was done this year, when Mr. Booth was promoted to Chief Executive Officer) and performance, and for bonuses under the Company's Economic Value Sharing Plan, discussed below.

     The Company's other executive officers do not have written employment agreements. The Company's other executive officers' base salaries have been primarily determined on the basis of the historical salary structure of the Company. The Board may increase their base salaries each year based upon recommendations by the Chief Executive Officer. These recommendations are based on each individual's performance relative to objectives set by the Chief Executive Officer and on overall corporate performance.

Annual Cash Bonuses

     In May 1993 the Compensation Committee and the Board of Directors approved an economic value sharing incentive compensation plan (the "EVA Plan") for the determination of bonuses to be paid to the Company's executive officers. The EVA Plan was designed with the assistance of a national compensation consulting firm, which advised the Committee concerning participation levels and other variables of the EVA Plan, and is intended to provide an incentive compensation program that links executive officers' annual cash bonuses directly to the creation of shareholder value. The EVA Plan allocates bonus units to each executive officer based upon a percentage of that officer's base salary. These percentages are 40% for the CEO and 32% for all other executive officers of the Company. Bonus units are then valued based upon the Company's performance under the EVA system for both current year performance (the "performance factor") and for improvement over the prior year's performance (the "improvement factor"). Unit value can be lost if EVA results for the current year are significantly below the prior year's EVA results, since the improvement factor can become a negative number. No EVA bonuses were granted in 1994.

Stock Option Policies

     Historically, the Company granted stock options annually, with awards dependent primarily on the recipient's compensation and grade level and allocations based largely on subjective judgments. In 1993, however, the Board, on the recommendation of the Committee, adopted a policy of making stock option grants to executive officers of the Company once every three years. The levels of these grants, which vest over the three-year period, are intended to be comparable to those made on an annual basis prior to 1993. In 1994, two special stock option grants were made to executive officers; one grant was made to Mr. Booth when he assumed the position of Chief Executive Officer and one grant was made to one other executive officer of the Company who was promoted. These special grants of stock options were made to these executive officers in light of their respective promotions.

Compensation of the Chief Executive Officer

     The base salary of Mr. Booth, who was promoted to Chief Executive Officer during 1994, is set by the terms of his employment agreement. The amount of this current base salary was increased by the Board of Directors when Mr. Booth assumed the position of Chief Executive Officer on the basis of Mr. Booth's experience in the industry and with the Company, the level of his prior salary as Chief Financial Officer, the Company's historical compensation levels for executive officers and with consideration for salaries of positions with comparable responsibilities within companies in similar industries. In light of the fact that Mr. Booth assumed his new position in September 1994, the Compensation Committee did not consider the Company's year to date 1994 performance when determining Mr. Booth's compensation.

Possible Limitations on Deductibility of Compensation
     The Compensation Committee has given only limited attention to the effect of Section 162(m) of the Internal Revenue Code (the "Code") (added in 1993), which limits the deductibility of executive compensation in excess of $1,000,000 since the Committee did not expect any officer's 1994 compensation to exceed $1,000,000. In 1993 the Board of Directors amended the Company's Stock Option Plan to include certain restrictions designed to comply with
Section 162(m) and will also change the composition of the Committee administering the Plan if that becomes necessary. The changes to the Company's Stock Option Plan should cause any income recognized by an officer upon exercise of a stock option granted under the Plan to be treated as performance-based income, which will be deductible to the Company. The Committee expects to review the application of Section 162(m) periodically in light of the Company's compensation policies and new regulations or interpretations of the Section.

     George H. Dixon
     D. Ross Hamilton
     Michael W. Steffes
     Vittorio Vellano
     Carlo Vanoli
     Members of the Committee

                         EXECUTIVE COMPENSATION

Summary Compensation Table
     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by each person who served as the Chief Executive Officer of the Company during 1994, the two executive officers of the Company whose total annual salary and bonus earned in 1994 exceeded $100,000 and two additional executive officers no longer serving at the end of 1994 whose total annual salary and bonus earned in 1994 exceeded $100,000:

                                                   Securities
                                                   Underlying    All Other
Name and Principal Position Year   Salary   Bonus     Options Compensation(1)
John J. Booth (2)            1994 $166,800 $     0     50,000 $        4,500
President and Chief          1993  146,000  14,800     35,000          4,500
Executive Officer            1992  133,000  47,950     20,000          4,400

Gerald L. Majewski           1994  147,900       0          0          4,500
Vice President of            1993  135,000  53,500     25,000          2,500
Research and Development     1992   22,000  27,000     15,000              0

George E. Wellock            1994  133,400       0          0          4,400
Vice President of            1993  129,600  13,200     25,000          4,000
Operations                   1992  120,000  43,650     15,000          4,400

Orwin L. Carter (3)          1994  229,300       0          0        925,400 (4)
President and Chief          1993  286,800  36,400     60,000          4,500
Executive Officer            1992  278,200 125,600     15,000          4,400

Charles G. Truffer (5)       1994  109,600       0          0        280,600 (6)
Senior Vice President of     1993  182,700  18,550     35,000          4,500
Sales and Marketing          1992  177,700  61,050     10,000          4,400

Jacques A. Bagdasarian (7)   1994  188,000       0          0        327,100 (8)
Senior Vice President of     1993  182,700  18,550     35,000          4,500
Sales and Marketing          1992  177,700  67,450     10,000          4,400

(1) Includes Company contributions under a Salary Savings Plan qualified  under
    Section 401(k) of the Internal Revenue Code. In 1994, Company contributions equaled 50% of the first 6% of compensation (or the allowable IRS limit, if less) contributed by the employee.
(2) Mr. Booth began serving as the Company's Chief Executive Officer in September 1994; prior to that, he served as its Senior Vice President and Chief Financial Officer.
(3) Dr. Carter served as the Company's Chief Executive Officer until September 1994.

(4) Consists of amounts payable through August 22, 1997, under an employment continuity agreement between the Company and Dr. Carter whereby Dr. Carter will provide consulting services for the Company and will continue to work on a part-time basis after ceasing to serve as the Company's Chief Executive Officer.
(5) Mr. Truffer served as the Company's Senior Vice President of Sales and Marketing until July 18, 1994.
(6) Consists of amounts payable through July 18, 1996, pursuant to a separation agreement with Mr. Truffer.
(7) Mr. Bagdasarian served as the Company's Senior Vice President of Sales and Marketing until January 12, 1995.
(8) Consists of amounts payable through July 12, 1996, pursuant to a separation agreement between the Company and Mr. Bagdasarian.

Options
     The following tables summarize option grants and exercises during 1994 to or by the executive officers named in the Summary Compensation Table above, and the values of the options held by such persons at December 31, 1994.

                           OPTIONS GRANTED  IN 1994
                   Number of      % of
                   Securities     Total                               Grant
                   Underlying    Options                               Date
                    Options    Granted to              Expiration    Present
      Name        Granted (1)   Employees    Price        Date      Value (2)
John J. Booth        50,000        67%      $ 2.500     9/20/04      $ 64,000

(1) Granted September 20, 1994. All options are granted with an exercise price equal to the closing price of the Company's Common Stock on the American Stock Exchange on the date of grant. Options become exercisable in equal installments over the first three years of the option term.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. Estimated values under this model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The Company has assumed a risk-free rate of 8.13%, which was the yield on ten year U.S. Treasury notes on the date of issuance of the options. The assumed annual stock price volatility was calculated on the basis of the Company's daily stock prices from January 1, 1990, to December 31, 1994. Finally, the Company assumes no future dividend yield given the Company's dividend history and current dividend policy. The actual value, if any, an executive may realize upon exercise of an option will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

      AGGREGATED OPTION EXERCISES IN 1994 AND VALUE AT DECEMBER 31, 1994
                                         Number of            Value of
                                         Securities          Unexercised
                                         Underlying         In-the-Money
                                         Unexercised          Options At
                                           Options
                     Shares             At December 31,     December 31, 1994
                    Acquired                 1994
       Name            on      Value     Exer-    Unexer-   Exer-     Unexer-
                    Exercise  Realized  cisable   cisable  cisable    cisable
John J. Booth               0 $      0    71,667   68,333   $     0    $     0

Gerald L. Majewski          0        0    18,333   21,667         0          0

George E. Wellock           0        0    28,333   21,667         0          0

Orwin L. Carter             0        0   105,000   50,000         0          0

Charles G. Truffer          0        0         0        0         0          0

Jacques A. Bagdasarian      0        0    65,333   26,667         0          0


Employment Agreements

    The Company has a written employment agreement with Mr. Booth, the initial term of which expired in December 1993 and which provides for automatic one year extensions unless one of the parties gives notice at least 30 days prior to the expiration date that the agreement will terminate at the end of the current extension. Neither the Company nor Mr. Booth has given any termination notice with respect to this agreement. The employment agreement includes provisions with respect to base salary level, annual cost of living increases, annual bonus and termination of employment. The employment agreement also provides that one year of Mr. Booth's base salary shall be paid to him in the event the Company terminates his employment without cause.

    In September 1994 the Company entered into an employment continuity agreement with Dr. Carter, who until that time served as the Company's Chief Executive Officer. Under the terms of this agreement Dr. Carter will serve as a part-time employee and consultant to the Company from September 20, 1994, to August 27, 1997. Payments to be made under this agreement have been accrued as of December 31, 1994, and are included in the Summary Compensation Table contained elsewhere herein.

    In June 1994 the Company entered into a separation agreement with Mr. Truffer. The provisions of this agreement include the payment of regular base salary through July 1995 and additional payments through July 1996. Payments to be made under this agreement have been included in the Summary Compensation

Table contained elsewhere herein.

    In January 1995 the Company entered into a separation agreement with Mr. Bagdasarian under which he will continue to receive, through July 1996, his regular base salary in effect at the time the agreement was signed. From July 1996 to July 1997 Mr. Bagdasarian is entitled to certain contingent payments should he not attain new employment before such time or attain employment at a salary below his base salary in effect as of the signing of this separation agreement. With the exception of these contingent amounts, payments to be made under this agreement have been included in the Summary Compensation Table contained elsewhere herein.

Retirement Arrangements

    The Company has retirement agreements with Messrs. Booth, Carter, Bagdasarian and Truffer which are intended to provide continued compensation to such individuals or their respective beneficiaries upon the later of (1) an individual's retirement from the Company after attainment of 60 years of age (55 years of age for Dr. Carter), (2) his attainment of 60 years of age following termination of employment (55 years of age for Dr. Carter) or (3) his death during the term of employment (each one a "triggering event"). Subject to vesting requirements (the annual benefit amounts vest at the rate of 10% per year of employment), this retirement agreement provides for the payment to the individuals or their beneficiaries of annual benefits for a period of 15 years following the occurrence of a triggering event. The amount of the benefit is adjusted annually to reflect changes in the cost of living. The annual benefit amounts at December 31, 1994, were as follows: Mr. Booth, $59,500; Dr. Carter, $98,000; Mr. Bagdasarian, $65,300; and Mr. Truffer, $65,300.

    The Company maintains an executive income continuation plan for the benefit of Dr. Majewski, Mr. Wellock and one other executive officer. The plan provides payments for 15 years to such officers or their respective beneficiaries upon the later of (1) an officer's retirement from the Company after attainment of 60 years of age, (2) his attainment of 60 years of age following termination of employment or (3) his death during the term of employment. The annual retirement payment is the product of an annual benefit rate set by the Board of Directors ($3,333 for 1994) multiplied by the number of years of employment, up to a maximum of 15 years, and as adjusted to reflect cost of living changes during the payment period. An officer's rights under the plan are fully vested after 10 years of employment. As of December 31, 1994, the estimated annual retirement payment amounts for Dr. Majewski were $10,000 and for Mr. Wellock, $35,000.

                   COMPARATIVE STOCK PERFORMANCE GRAPH

     The following graph provides a five year comparison of cumulative total return*, of an investment on December 31, 1989, of $100 in the Common Stock of the Company as compared to an equivalent investment in the S&P 500 Index and the DJ Medical Supplies Index.

                             1989    1990    1991    1992     1993     1994
INCSTAR Corporation            100     150     204     186        98      50
S & P 500 Index                100      83     126     136       150     152
DJ Medical Supplies Index      100     126     191     175       164     201

Assumes $100 invested on December 31, 1989 in INCSTAR Corporation Common Stock,
  S&P Index and DJ Medical Supplies Index
*Total return assumes reinvestment of dividends.

              SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

      All shareholder proposals intended to be presented at the 1996 Annual Shareholders' Meeting of the Company must be received by the Company at its offices on or before November 27, 1995.


                RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      The Board of Directors, upon recommendation of the Audit Committee, has appointed KPMG Peat Marwick LLP to audit the books and accounts of the Company for the year ending December 31, 1995. The same firm audited the books and accounts of the Company for the year ended December 31, 1994. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.


                              OTHER MATTERS

     The Company is aware of no other matters that may come before the Meeting. If other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such shares in accordance with their judgment as to the best interests of the Company.



                        By Order of the Board of Directors



                        J. Andrew Herring
                        Secretary
April 7, 1995

PROXY                           INCSTAR
                     Science Technology and Research
                           INCSTAR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                    1995 Annual Shareholders' Meeting

      The undersigned hereby appoints John J. Booth and Thomas P. Maun, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the 1995 Annual Shareholders' Meeting of INCSTAR Corporation, a Minnesota corporation, to be held on Tuesday, May 9, 1995 at 3:30 p.m., Minneapolis time, and at any adjournment thereof, as specified below and, in their discretion, upon any other matters which may properly come before the meeting, and hereby revokes all former proxies:
ELECTION OF DIRECTORS
Nominees:       Pierre  M. Galletti, John J. Booth, Ennio Denti,  George  H.
     Dixon, Franco Fornasari, Ezio Garibaldi, D. Ross Hamilton, Umberto Rosa, Michael W. Steffes, Carlo Vanoli

        VOTE FOR all nominees listed,          WITHHOLD AUTHORITY to vote
        except as marked to the contrary       for  all  nominees  listed
        above.  (To withhold your vote         above.
        for any individual nominee  strike
        a  line through the nominee's  name
        in  the list above.)

     (Continued, and to be completed and signed on the reverse side)






                     (Continued from the other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS NAMED ABOVE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                              DATED: ___________________________, 1995
                                        (month)     (day)


                                      Signature of shareholder


                              (If there are co-owners  both  should  sign)
                              The  signature(s) should   be  exactly  as  the
                              name(s)  appear printed to the left. If a
                              corporation,  please sign  the corporation name
                              in full by  a  duly authorized officer and
                              indicate the office  of the   signer.   When
                              signing   as   executor, administrator, fiduciary,
                              attorney, trustee or guardian, or as custodian for a minor, please give full title as such.
                              If a partnership, sign in the partnership name by authorized person.